JNL Investors Series Trust 485BPOS

Ex. 99.28(j)

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 23, 2024, with respect to the financial statements of JNL Government Money Market Fund, a series of JNL Investors Series Trust, as of December 31, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Chicago, Illinois
April 22, 2024